Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 6, 2020 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $2.5 million on revenue of $31.0 million for the fourth quarter ended December 31, 2019 compared to operating income of $1.1 million on revenue of $20.9 million for the fourth quarter of 2018. For fiscal 2019, Ultralife produced operating income of $7.4 million on revenue of $106.8 million compared to operating income of $6.6 million on revenue of $87.2 million for 2018.

“Ultralife capped a year of strategic, operational and financial accomplishment with strong fourth quarter results,” said Michael D. Popielec, President and Chief Executive Officer. “Revenue for the fourth quarter increased in Battery & Energy Products and Communications Systems, and in both commercial and government/defense end markets, for a total gain of 48%. Battery & Energy Products grew 38% reflecting a solid contribution from Southwest Electronic Energy Corporation (‘SWE’) and higher core business sales. Communications Systems grew revenue by 113% due to increased shipments under existing contracts for the U.S. Army’s Network Modernization initiatives. Higher revenue and favorable mix drove a leveraged year-over-year operating profit increase of 132%, while absorbing expenses associated with transitioning new products to higher volume production and new product development initiatives.”

Concluded Mr. Popielec, “For the year, we met our goal of delivering another year of profitable growth and grew revenue by 22% to $106.8 million. Having invested in engineering resources to support new product development, we are focused on capturing new opportunities and continued end-market diversification in 2020. These new opportunities combined with a Battery & Energy Products backlog that is higher than the beginning of 2019 give us confidence that we will extend our track record of profitable growth.”

Fourth Quarter 2019 Financial Results

Revenue was $31.0 million, an increase of $10.1 million, or 48.2%, compared to $20.9 million for the fourth quarter of 2018 reflecting the addition of SWE and higher Communications Systems sales and Battery & Energy Products core sales. Overall, commercial sales increased 53.6% while government/defense sales increased 42.3% from the 2018 period. Battery & Energy Products revenues were $25.1 million, compared to $18.2 million last year, primarily reflecting the SWE acquisition and a 14.9% increase in government/defense sales. Communications Systems sales grew 112.8% to $5.9 million compared to $2.8 million for the same period last year primarily reflecting shipments of vehicle amplifier-adaptor systems to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018.

Gross profit was $9.4 million, or 30.2% of revenue, compared to $5.7 million, or 27.3% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 26.4%, compared to 27.0% last year, reflecting incremental costs associated with the transitioning of new products to higher volume production. Communications Systems gross margin was 46.1%, compared to 28.8% last year, due to the successful transition of vehicle amplifier-adaptor systems for the U.S. Army to higher volume production as well as sales mix.

Operating expenses were $6.9 million compared to $4.6 million last year reflecting the addition of SWE and a 49.5% increase in engineering and technology expenses for new product development and testing. Operating expenses were 22.2% of revenue, the same as the year-earlier period.

Operating income was $2.5 million compared to $1.1 million last year, and operating margin was 8.0% compared to 5.1% last year.

Net income was $1.6 million or $0.10 per share, compared to net income of $1.0 million, or $0.07 per share, for the fourth quarter of 2018 excluding last year’s non-cash tax benefit of $18.7 million, or $1.17 per share, resulting from the release of the valuation allowance on U.S. deferred tax assets. As a result, net income reflects an effective tax rate of 23.7% for the fourth quarter of 2019 compared to an effective tax rate of 4.1% for the year-earlier quarter when excluding the impact of the release of the allowance.

Adjusted EPS was $0.13 on a fully diluted basis for the fourth quarter of 2019, representing a 95.3% increase over the 2018 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges of $0.4 million for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $3.4 million for the fourth quarter of 2019, an increase of 77.7% over the year-earlier period. Adjusted EBITDA margin was 11.0% compared to 9.2% for the fourth quarter of 2018.

See the “Non-GAAP Financial Measure – Adjusted EBITDA” section of this release for a reconciliation of Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS
		December 31,
	December 31, 2019	2018 As Adjusted (1)
Current Assets:
Cash	$7,405	$25,934
Trade Accounts Receivable, Net	30,106	16,015
Inventories, Net	29,759	22,843
Prepaid Expenses and Other Current Assets	3,103	2,368
Total Current Assets	70,373	67,160

Property, Equipment and Improvements, Net	22,525	10,744
Goodwill	26,753	20,109
Other Intangible Assets, Net	9,721	6,504
Deferred Income Taxes, Net	13,222	15,444
Other Non-Current Assets	1,963	887
Total Assets	$144,557	$120,848

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$9,388	$9,919
Current Portion of Long-Term Debt	1,372	-
Accrued Compensation and Related Benefits	1,655	1,494
Accrued Expenses and Other Current Liabilities	4,775	3,973
Total Current Liabilities	17,190	15,386
Long-Term Debt	15,780	-
Deferred Income Taxes	559	591
Other Non-Current Liabilities	1,278	408
Total Liabilities	34,807	16,385

Shareholders' Equity:
Common Stock	2,026	2,005
Capital in Excess of Par Value	184,292	182,630
Accumulated Deficit	(52,830)	(58,035)
Accumulated Other Comprehensive Loss	(2,531)	(2,786)
Treasury Stock	(21,231)	(19,266)
Total Ultralife Equity	109,726	104,548
Non-Controlling Interest	24	(85)
Total Shareholders’ Equity	109,750	104,463

Total Liabilities and Shareholders' Equity	$144,557	$120,848

(1)

Effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 842 (ASC 842), Leases. Pursuant to ASC 842, lease liabilities and right-of-use assets for the Company’s operating leases have been recognized on the consolidated balance sheet. Lease liabilities are recorded as other current and other noncurrent liabilities. Right-of-use assets are recorded as other noncurrent assets. For comparability, the Company has elected to recast the prior year comparative period to recognize the effects of ASC 842 including the recognition to equity of a $71 cumulative effect adjustment.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Revenues:
Battery & Energy Products	$25,120	$18,153	$83,996	$70,497
Communications Systems	5,903	2,774	22,799	16,693
Total Revenues	31,023	20,927	106,795	87,190

Cost of Products Sold:
Battery & Energy Products	18,489	13,243	61,183	50,923
Communications Systems	3,179	1,974	14,447	10,684
Total Cost of Products Sold	21,668	15,217	75,630	61,607

Gross Profit	9,355	5,710	31,165	25,583

Operating Expenses:
Research and Development	2,153	1,092	6,805	4,508
Selling, General and Administrative	4,730	3,551	16,992	14,520
Total Operating Expenses	6,883	4,643	23,797	19,028

Operating Income	2,472	1,067	7,368	6,555

Other Expense (Income)	296	(85)	597	(58)
Income Before Income Tax Provision	2,176	1,152	6,771	6,613

Income Tax Provision	515	(18,605)	1,457	(18,386)

Net Income	1,661	19,757	5,314	24,999

Net Income Attributable to Non-Controlling Interest	35	12	109	69

Net Income Attributable to Ultralife Corporation	$1,626	$19,745	$5,205	$24,930

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.10	$1.24	$.33	$1.57

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.10	$1.21	$.32	$1.53

Weighted Average Shares Outstanding – Basic	15,861	15,950	15,783	15,882

Weighted Average Shares Outstanding – Diluted	16,205	16,292	16,179	16,347

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to U.S. GAAP financial measures. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	December 31, 2019			December 31, 2018
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$1,626	$.10	$.10	$19,745	$1.24	$1.21
Deferred Tax Provision	410	.03	.03	(18,697)	(1.17)	(1.15)
Adjusted Net Income	$2,036	$.13	$.13	$1,048	$.07	$.06

Weighted Average Shares Outstanding		15,861	16,205		15,950	16,292

	Year Ended
	December 31, 2019			December 31, 2018
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$5,205	$.33	$.32	$24,930	$1.57	$1.53
Deferred Tax Provision	1,211	.08	.08	(18,643)	(1.17)	(1.15)
Adjusted Net Income	$6,416	$.41	$.40	$6,287	$.40	$.38

Weighted Average Shares Outstanding		15,783	16,179		15,882	16,347

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. GAAP financial measures. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net Income Attributable to Ultralife Corporation	$1,626	$19,745	$5,205	$24,930
Adjustments:
Interest and Financing Expense, Net	200	(4)	539	63
Income Tax Provision	515	(18,605)	1,457	(18,386)
Depreciation Expense	672	496	2,220	1,972
Amortization of Intangible Assets and Financing Fees	165	106	569	433
Stock-Based Compensation Expense	235	183	753	890
Non-Cash Purchase Accounting Adjustments	-	-	264	-
Adjusted EBITDA	$3,413	$1,921	$11,007	$9,902

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com